UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2005

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 6, 2005 Pharmacyclics, Inc., a Delaware corporation (the "Registrant"), issued a press release announcing that it has named Geoffrey Cooper, Ph.D., as senior vice president, business development. Dr. Cooper, who has over 25 years of experience in the pharmaceutical industry, joins Pharmacyclics as a member of the management team and will be responsible for leading the business development activities at Pharmacyclics. Additionally, the Company's Board of Directors approved an inducement grant to Dr. Cooper of a non-qualified stock option to purchase 100,000 shares of Pharmacyclics' common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A) (iv) and with the following material terms: (a) an exercise price of $7.76 which is equal to the fair market value of Pharmacyclics' common stock on the grant date (June 3, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option vests as to 1/4th of the total grant on the one-year anniversary of Dr. Cooper 's hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.

The foregoing description is qualified in its entirety by reference to the Registrant's Press Release dated June 6, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Pharmacyclics has entered into an offer letter with Dr. Cooper. Pursuant to the terms of the offer letter, Dr. Cooper will be paid an annual base salary of $250,000, will be eligible to participate in the executive cash bonus plan, and will receive a stock option grant for 100,000 shares of common stock, as described in more detail above. The offer letter is attached to this report as Exhibit 99.2.

Executive Bonus Plan

Pharmacyclics maintains an executive cash bonus program administered by the Compensation Committee of the Board of Directors. The purpose of the program is to reward executive officers of the Company, including the chief executive officer, for successful achievement of certain corporate and individual goals. The Compensation Committee historically sets a one year performance period to run from July 1 through June 30 and establishes in advance a list of specific corporate and individual goals as well as specific bonus amounts tied to each goal.

On June 3, 2005, the Compensation Committee approved executive goals and associated bonus target amounts for fiscal year 2006. The bonus targets are divided into three categories: 1) clinical development, 2) corporate development, and 3) individual goals. Bonus targets are payable in an aggregate amount of up to 30% of the executive's base salary, if at all.

The actual bonuses payable for fiscal year 2006 will vary depending on the extent to which actual performance meets, exceeds, or falls short of the targets approved by the Compensation Committee. In addition, the Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that might otherwise be payable to any individual based on actual performance as compared to pre-established goals.

Also on June 3, 2005, the Compensation Committee approved the payment of the following cash bonuses for the prior three month period to the Company's named executive officers, pursuant to the terms of the company's fiscal 2005 executive cash bonus plan:

Name, Title/Amount

Richard A. Miller M.D., President and Chief Executive Officer/$17,748.60
Timothy G. Whitten, Senior Vice President, Commercial Operations and Development/$12,907.81
Leiv Lea, Vice President, Finance and Administration and Chief Financial Officer /$10,414.46
Hugo Madden, Ph.D., Vice President, Chemical Operations/$10,471.12
Markus F. Renschler M.D., Vice President Oncology Clinical Development/$25,262.51

Item 9.01     Financial Statements and Exhibits.

(c)     Exhibits

Exhibit No.	Description
99.1	Press Release of Pharmacyclics, Inc. dated June 6, 2005.
99.2	Offer letter, dated May 16, 2005, by and between the Company and Geoffrey Cooper, Ph.D.
99.3	Notice of Grant of Employment Commencement Non-Qualified Stock Option, dated June 3, 2005, by and between the Company and Geoffrey Cooper, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 7, 2005

PHARMACYCLICS, INC. By: /s/ LEIV LEA Name: Leiv Lea Title: Vice President, Finance & Administration and CFO and Secretary

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED JUNE 6, 2005
Exhibit	Description
99.1	Press Release of Pharmacyclics, Inc. dated June 6, 2005.	PDF
99.2	Offer letter, dated May 16, 2005, by and between the Company and Geoffrey Cooper, Ph.D.	PDF
99.3	Notice of Grant of Employment Commencement Non-Qualified Stock Option, dated June 3, 2005, by and between the Company and Geoffrey Cooper, Ph.D.	PDF
         PDF    Also provided in PDF as a courtesy.